SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2004

INTERNATIONAL ASSETS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23554	59-2921318
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701

(Address of principal executive offices) (Zip Code)

407-741-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

International Assets Holding Corporation has announced that it has completed the sale of an additional $3,475,000 in principal amount of its 7% convertible subordinated notes due 2014 (the “Notes”). The Notes are convertible into shares of the Company’s common stock at a conversion price of $5.75 per share, subject to shareholder approval of the conversion rights. The Notes were issued at par.

The Company has now completed the private placement of $12,000,000 of the Notes to 54 investors. The investors included Leucadia National Corporation (NYSE:LUK; “Leucadia”), which purchased $5,000,000 of the Notes. Assuming the conversion of all of the Notes, Leucadia would own approximately 12.8% of the Company’s then outstanding common stock. The Company’s executive officers, directors and their affiliates purchased $1,357,500 of the Notes. These insiders had previously indicated that they intended to purchase up to $1,900,000 of the Notes. The Company limited the purchases by these insiders due to the demand for the Notes.

“This additional capital provides the necessary platform for our continued growth”, said Sean O’Connor, the Company’s Chief Executive Officer.

Catalyst Financial, LLC acted as the lead placement agent in the private placement. “We are very pleased with the caliber and the number of new investors that Catalyst has brought to the Company with this issue”, said Scott Branch, the Company’s President.

The Notes have not been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold except in transactions which are either registered under the Securities Act and applicable state securities laws, or exempt from such registration requirements. The Form of Note was included as Exhibit 4 in the Form 8-K filed by the Company on March 4, 2004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security.

Item 7. Financial Statements and Exhibits

Exhibit	Description
99.1	Press Release

Signatures

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNATIONAL ASSETS HOLDING CORPORATION

Date: 03/15/04	/s/ Sean M. O’Connor
Sean M. O’Connor
CEO

Date: 03/15/04	/s/ Jonathan C. Hinz
Jonathan C. Hinz
Chief Financial Officer